Exhibit 10.20

Enterprise Compensation Management

December 19, 2008

Mr. Christopher Power

64 Cudworth Lane

Sudbury, MA 01776

Re:	Separation Agreement and Release

Dear Chris,

This letter (the “Letter Agreement”) summarizes our understanding regarding your separation from employment with Salary.com, Inc. (“Salary.com”). Your separation from employment will be effective as of the close of business on May 14, 2008 (the “Separation Date”). As of the Separation Date, your salary, wages, commissions or bonuses (if any), vacation accrual and all other benefits and compensation of every kind or nature from Salary.com will cease except as required by federal or state law, or otherwise set forth below. You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of Salary.com, and you agree not to represent yourself in the future as an employee or agent of Salary.com.

1. Vacation Pay. You will be paid for all accrued and unused vacation time through the Termination Date. Such vacation pay will be paid to you by check on the Separation Date.

2. Consideration. In consideration of the promises agreed to by you in this Letter Agreement (including your promises contained in the General Release of Claims and Covenant Not to Sue section, below), Salary.com will (a) pay you a lump-sum cash severance amount of one hundred and fifty thousand dollars ($150,000) less applicable tax deductions, other withholdings required by law, and authorized deductions; and (b) provide you with medical and dental benefits as described in the COBRA section below (collectively referred to as the “Severance Benefits”). Salary.com’s obligation to pay you the Severance Benefits is subject to and conditioned upon Salary.com’s receipt of this Letter Agreement signed by you, the expiration of the seven (7) day revocation period contained in paragraph 6, and your adherence to the terms of this Letter Agreement. Salary.com shall pay you the lump-sum cash severance amount identified above on March 31, 2009, or within five (5) business days before or after that date.

3. COBRA. Effective upon the Separation Date, you will have the opportunity to continue the group medical and dental insurance coverage you currently receive through the medical insurance plan offered by Salary.com to its employees, to the extent that you are so entitled under the federal law known as the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. §§1161-1168 (COBRA). If you are eligible under COBRA, a

195 West Street            Waltham, MA 02451            Tel: 781-464-7300            Fax: 781-464-7310            www.salary.com

notice to you concerning COBRA rights and obligations will be forwarded to you. If you elect to continue your coverage pursuant to COBRA, Salary.com will continue to pay the employer’s portion of your medical and dental insurance premiums for the period from the Separation Date through May 31, 2008, under the terms in effect on the Separation Date. If you would like to remain eligible for COBRA coverage and choose to continue to receive such coverage after May 31, 2008 you will be responsible for notifying the HR department and paying the full insurance premium.

4. Restricted Stock. You acknowledge and agree that you do not have now, and will not in the future have, rights to vest in any restricted stock award or stock options under any stock incentive plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment with Salary.com.

5. General Release of Claims and Covenant Not to Sue. In consideration of the Severance Benefits, you, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release and forever discharge Salary.com, its successors, assigns, parent corporations, affiliates, subsidiaries, and all of their respective past, present or future shareholders, officers, directors, employees, agents, attorneys and representatives, whether in their individual or official capacities, (“Company Released Parties”) from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys’ fees, costs, interest, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, you now have, may have or ever had, whether known or unknown, suspected or unsuspected, from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; Massachusetts General Laws, Chapters 149, 151B, 214; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; claims for breach of contract or based on tort; and any other statutory, regulatory or common law causes of action (the “Released Claims”). You hereby acknowledge and understand that this is a General Release and by signing this Agreement you are giving up your rights to file any claim in any court and to seek and/or receive any form of compensation arising from your employment or separation from employment.

To the extent permitted by law, you specifically agree not to commence any legal action in any state or federal court (an “Action”) against any of the Company Released Parties arising out of or in connection with the Released Claims. To the extent permitted by law, you expressly agree that if you commence such an Action in violation of this Agreement, you shall indemnify the Company Released Parties for the full and complete costs of defending such an Action and enforcing this Agreement, including reasonable attorneys’ fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. This Agreement does not act as a waiver or release of any complaints or charges that you cannot by law waive or release, and does not prohibit you from: (i) challenging, in a court of law or other forum, the validity of this release under the federal Age Discrimination in Employment Act

(“ADEA”), (ii) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Massachusetts Commission Against Discrimination (“MCAD”), or any other state or federal agency, or (iii) participating in any investigation or proceeding conducted by the EEOC, MCAD or any other federal, state or local governmental agency.

6. Acknowledgments/ADEA Disclosures. You acknowledge and agree that you understand the meaning of this Agreement and that you freely and voluntarily enter into it and the General Release contained herein. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein.

You acknowledge that you have been advised:

(i)	that you have twenty-one (21) days to consider this General Release;

(ii)	to consult with an attorney prior to executing it;

(iii)	that this release does not release any claims that arise after the execution of this release; and

(iv)	for a period of seven (7) days after executing this General Release, you may revoke this General Release by providing written notice of such revocation to Nicholas Camelio, Vice President of Human Resources at the address of Salary.com set forth above and this General Release shall not become effective or enforceable until such seven-day period has expired.

In the event that you execute this Agreement and General Release prior to the expiration of the twenty one (21) day period during which you may consider it, you represent and acknowledge that you have done so voluntarily and of your own free will without any coercion or compulsion of any nature by Salary.com or anyone associated with Salary.com.

7. Cooperation. After the Separation Date you will make yourself available to the Company either by telephone or, if the Company believes necessary, in person upon reasonable notice, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company prior to the Separation Date. You further agree that you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees. Unless the amount of time required of you by the Company exceeds five (5) hours per week, your assistance shall be provided to the Company without the requirement for the Company to provide you any additional consideration. The Company shall pay you at an hourly rate of $250 per hour for any hours required in excess of five hours per week. Your cooperation shall include, without limitation, your being available to meet with the Company to prepare for any audit, review or proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other review or inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to the Company in connection with any claims or legal proceedings, you will promptly notify the General Counsel of the Company of that fact in writing, but in no event later than 48 hours or immediately if you already have been so contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

8. Mutual Non-disparagement/Non-defamation. You agree that you will not make any disparaging, negative or adverse remarks whatsoever, whether in public or private, concerning Salary.com, including its employees, members of its board of directors, business, products/services, and customers. You further agree not to provide any non-public information with respect to Salary.com to any third party for any reason. Without limiting the foregoing, you agree to direct any inquiries regarding Salary.com from investors, prospective investors, analysts, investment bankers and the like to Salary.com’s Chief Financial Officer, and agree that you will not respond to any such inquiries. For its part, Salary.com will not make any disparaging, negative or adverse remarks whatsoever, whether in public or private, concerning you or services performed by you on behalf of the Company prior to the Separation Date.

9. Return of Property. All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing that have come into your possession or been produced by you in connection with your employment have been and remain the sole property of Salary.com. You confirm that you have returned to Salary.com all such items and no severance payments will be paid to you until all such items are returned. You further confirm that you have returned or deleted any such items or copies thereof that may be stored on your home computer, cellular telephone or any other device or medium. You agree to comply with all Salary.com security policies regarding the return and/or destruction of all Salary.com items.

10. Confidentiality of Salary.com Information. You reaffirm the existence and validity of, and acknowledge that you are bound by the terms of the Employee Noncompetition, Nondisclosure and Developments Agreement between you and Salary.com dated 01/11/2008 which, among other things requires you to maintain the confidentiality of Salary.com information and not to compete with Salary.com for a specified period of time. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of Salary.com trade secrets and confidential and proprietary documents and information.

11. Confidentiality of Letter Agreement. Except as set forth in this paragraph 11, you agree to keep the existence, terms, and amount of this Letter Agreement completely confidential. You agree not to disclose the existence, terms, or amount of this Letter Agreement to any business or individual other than immediate family members, legal counsel, and/or a financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by the confidentiality obligations in this paragraph 11. You may disclose the existence, terms, and amount of this Letter Agreement to the extent required by lawful summons, subpoena, or other legal process or otherwise by law, or to the extent necessary to enforce your rights under this Letter Agreement, provided that, if you anticipate making such disclosure, you shall give at least five (5) days prior advance written notice to Salary.com’s General Counsel. Nothing in this paragraph shall prevent you from cooperating with or participating in any proceeding before the EEOC, the MCAD or any other federal, state or local governmental agency.

12. Settlement of Obligations. You must settle any outstanding personal obligations that you may have with Salary.com and ensure that all pending expense reports are reconciled no later than two weeks from your Termination Date. To the extent allowed by law, you agree that any outstanding obligations and unreconciled expenses remaining after the date that is two weeks from your Termination Date will be deducted from any payments owed to you by Salary.com.

13. Unemployment Compensation. You agree that Salary.com has provided you with information regarding how to apply for unemployment benefits. Salary.com makes no representation regarding whether you are entitled to such benefits.

14. Settlement of Amounts Due. You agree that the payments and benefits mentioned in this Letter Agreement (along with payments/benefits previously provided to you by Salary.com) are the only payments and benefits you will receive in connection with your employment and its termination, and that they completely satisfy all liabilities of Salary.com to you arising prior to the date of this Letter Agreement, and you agree that you are not owed any amounts for salary, wages, commissions, bonuses or vacation pay.

15. Complete Binding Agreement; Construction; Governing Law; Modification. This Agreement, including the Employee Noncompetition, Nondisclosure and Developments Agreement referenced above, is intended by the parties as a final written expression of their agreement. All previous agreements or promises between Salary.com and you, with the exception of the Employee Noncompetition, Nondisclosure and Developments Agreement (which will remain in effect), are superseded and void. This Letter Agreement shall be binding upon and inure to the benefit of all the parties hereto and their respective heirs, successors and assigns. In the event of any dispute, this Letter Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or Salary.com. This Letter Agreement will be governed by Massachusetts law, without giving effect to the principles of conflict of law. This Letter Agreement may be modified only by a written agreement signed by you and an authorized representative of Salary.com.

16. Severability. You and Salary.com hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of the other clauses herein. If any term or provision of this Agreement shall, to any extent, be found invalid or unenforceable by a court or governmental agency of competent jurisdiction, the remainder of this Agreement shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

Please indicate your agreement to the terms of this Letter Agreement by signing and dating the last page of the enclosed copy of this letter agreement, and return it to me not later than the close of business on January 12, 2009, which you acknowledge to be more than twenty-one (21) days from the date of your receipt of this letter agreement. If this agreement is not returned by such date, it shall expire.

SALARY.COM, INC.

/s/ G. Kent Plunkett	12/19/08
By: G. Kent Plunkett President and CEO	Date

EMPLOYEE

/s/ Christopher Power	1/21/09
Christopher Power	Date